Exhibit 20.3
MELCO CROWN ENTERTAINMENT LIMITED
Annual General Meeting of Shareholders

(Name of ADR holder)

(Number of ADRs held)
Resolutions presented for consideration by the Annual General Meeting of Shareholders on 19 May 2009

Please tick (“Ö”) where appropriate

Agenda
		Affirmative	Negative	Abstained

1)	Ratification of the Audited Financial Statements for the Fiscal Year 2008 and the inclusion thereof in the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission.

2)	Ratification of the Appointment of the Independent Auditor Deloitte Touche Tohmatsu for the Fiscal Year 2008.

3)	Approval of proposed amendments to the Share Incentive Plan adopted on 1 December 2006 (the “2006 Share Incentive Plan”) of the Company by deleting the sentence “No more than 50,000,000 of the Shares authorized to be issued under this Article 3.1(a) may be issued within five years from the date the Plan becomes effective.” in Article 3.1(a) of the 2006 Share Incentive Plan and to change the name of the Company set out therein from “Melco PBL Entertainment (Macau) Limited” to “Melco Crown Entertainment Limited”.

(Signature)